EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Air Methods Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-193129) and Form S-8 (Nos. 333-60825, 333-186688, 333-108569, 333-138771, and 333-168633) of Air Methods Corporation of our reports dated February 27, 2015 with respect to the consolidated balance sheets of Air Methods Corporation and subsidiaries (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Air Methods Corporation.

/s/KPMG LLP

Denver, Colorado

February 27, 2015